Exhibit 99.2

CORPORATE PARTICIPANTS

Paramesh Gopi

Applied Micro Circuits Corporation – President & CEO

Bob Gargus

Applied Micro Circuits Corporation - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Dan Morris

Oppenheimer - Analyst

Chris Longiaru

Sidoti - Analyst

Sanjay Devgan

Morgan Stanley - Analyst

Christian Schwab

Craig-Hallum - Analyst

Sandy Harrison

Signal Hill - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Applied Micro Circuits Corporation to acquire TPACK for emerging OTN opportunities conference call. My name is Eric, I will be your audio coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate the question-and-answer session at the end of the presentation. (Operator Instructions) As a reminder, the conference is being recorded for replay purposes.

I would now like to turn your presentation over to Paramesh Gopi, President and Chief Executive Officer. Please proceed.

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

Hello, everybody. This is actually Bob Gargus, the Chief Financial Officer. I wanted to just begin by stating the normal Safe Harbor kind of regs and rules that we will — we may give some forward-looking guidance type stuff here, and we are under no obligation to update. I think the numbers that we will give will be related only to TPACK and so I’m not too worried about it, but I thought we would start with that.

And then the format we are going to use here will be: I will turn it over to Paramesh; he will describe why we think this was a great transaction for us to do. And then I will come back and I will give you some of the numbers and then from there we will open it up to Q&A. So, with that, Paramesh.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Good morning, ladies and gentlemen. First of all, thank you for being on this call this morning. And I wanted to start by reiterating some basic fundamental principles that we’ve espoused over the last roughly year and a half about our philosophy of acquisitions.

The first and foremost of it has to be that it has to be very related to our core businesses. The second and other important piece of it has to be that we have to have an ability to share board and socket-based technology that is very close to us. And the third and final piece of it is it has to be accretive in a very, very short amount of time.

So as we scoured through the landscape of various companies and actually tried to match our requirements with the portfolio of opportunities out in the market, we have been looking for key pieces of technology and key pieces of revenue that will give us a very neat geometric scope relative to product growth, as well as our future positioning in the optical and OTN space.

And TPACK represents that particular type of opportunity. We’re extremely excited to be able to integrate TPACK and the technology and the approach into our mainstream transport business line. So if I can take one step back and give you an overview of the markets and how we see them today and how TPACK is going to help us cement our position as a leading OTN player, I would start with the fact that we have extremely good presence today in the core and metro focused markets, both being about a $6 billion and a $17 billion total system TAM in those two markets.

We are obviously extremely interested and are already making strides internally to move towards the edge and the access pieces of this market. TPACK represents an extremely important part of our ability to round out our edge and access portfolio because they bring to us key OTN IP relative to OTN-based edge functionality. And their approach, which involves extremely tight packing of this IP on Altera parts, complements our existing portfolio of parts, thereby making us a powerful combination to go off and really provide a value-engineered system solution for OTN edge and metro edge boxes.

Second of all, we are extremely excited by the approach that they have taken to solving various metro aggregation and metro-to-core aggregation, as well as emerging ODUflex and ODU MUXing requirements with their technology. As you are probably aware, the standards bodies are in a state of evolution relative to certain advanced OTN features that will let service providers and system OEMs offer service providers very neat ways to scale, to meter, to measure and to shape traffic on next-generation wide area networks.

TPACK’s technology lets us take that technology — lets us take our technology and combine it with theirs in a meaningful way that gives our customers an evolutionary path and future-proof path to integrating leading-edge mixed signal, leading-edge framer-mapper, and advanced software and control functionality onto a system blade that is fairly future proof.

So the ability for us to take technology that is in evolution, cast it with a framework that will value-engineer a complete system solution for core, metro and edge, and give our customers and their customers flexibility to drive new technology with really no hardware change makes this an extremely exciting play for Applied Micro.

I will stop there and I guess throw it open to questions. Bob, do you want to add on the financial side?

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

Yes, maybe I will quickly add on the financials. The acquisition was signed but not closed. The close date is targeted for September 1. That close date could fluctuate some. But basically, if the full month of September was to — if we were to close on September 1 and be able to achieve the whole month of September’s revenues, we would pick up about $1 million of revenue for the quarter and September.

If not, if we close on the 10th of September or whatever, then obviously that revenue will scale. So the best way I could say it now is it’s somewhere between zero and $1 million for the quarter and September. For the December and March quarters, it is estimated to be about $2.5 million.

We have said that for this fiscal year, which would be September through the March quarter, that TPACK would be neutral. So you can infer that the OpEx is equal to the revenue during that time period, because the TPACK revenue is basically only the software that is recognized. So it is 100% gross margin.

For next fiscal year, we would expect the revenues to be approximately $12 million and for the transaction to be approximately $0.02 accretive. With that, I guess we will open it up to Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions) Dan Morris, Oppenheimer.

Dan Morris - Oppenheimer - Analyst

Good morning, guys, thanks for taking the questions. Bob, I think you just mentioned that most of the revenues that TPACK has seen is from the software side. Did I hear that correctly?

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

Yes, it is basically all software. While they use an Altera FPGA, the relationships they have with the channel partners and with Altera are such that let’s say like the disti would buy the FPGA, they do the loading of the software and they pass the software IT revenue associated with the transaction on to TPACK. Same way with Altera.

Dan Morris - Oppenheimer - Analyst

Okay. And in terms of looking at their — it does look like they have some other products as well, in addition to the software, some processors, switches and mappers. Is that just not ramped yet or am I misunderstanding how their business model works?

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

No, they have those products, but they are all software. And again, as Paramesh said, the intent that we have is we can use these FPGAs combined with our IP to go after the switch market sooner. I mean, many of you know that a lot of our competitors and their sockets are at 0.9 or 0.13, and sometimes this stuff at a 28-nanometer FPGA can be very competitive against that.

In addition, this allows us in markets like the 100-gig market where the technology or the standards or the customer requirements are kind of in flux, and while the volumes are low we can complement that solution by using a FPGA to get into the socket early, work with the customer to evolve the solution, and then at the appropriate time deliver an ASSP that would be to the benefit of both parties.

Dan Morris - Oppenheimer - Analyst

Okay, that is helpful. I think that in the press release you mentioned that you had often seen them alongside your — on the board. Could you talk a little bit about how much — how often you are seeing that and what type of attach rates we might expect?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Well, let me comment on that. So if you look at our Yahara product today, we have a significant amount of Yahara products that sit close to TPACK products or software that fits either in an FPGA or a customer solution today. I look at the level of applications that we have partnering with today, and it represents a significant amount of metro-edge kind of devices, metro-to-edge type devices.

And I think you will also start to see us in the future leverage that to go both upwards towards the core as the 100-gig stuff starts to take off, and downwards towards much more of a “tributerized” edge device, right? So attach rates wise, it is fairly significant today for Yahara specifically.

Now, recognize that Yahara was announced a year and a half ago, roughly, and it has just started to basically hit what I would call significant ramp. So we haven’t even seen the tidal wave yet of what is going to happen with PQX. Extremely, extremely bullish about how we are going to work together to make sure that as we move to 40-nanometer, we have a composite system solution that is going to even obfuscate probably line cards that are four to eight years old, and really assume a different integration point for service providers as well as OEMs.

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

Hey, Dan, this is Bob. As you can imagine, when we were working with the TPACK people to organize and consummate this transaction, we were having a little bit of fun in a joking manner, kind of going back and forth about “Did the TPACK just pull a Yahara or a PQX, or did the PQX and Yahara pull a TPACK?” kind of thing.

Dan Morris - Oppenheimer - Analyst

Exactly. Okay, great. Just one last question. Does TPACK bring any cash or debt to the table?

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

No debt. They have a little bit of cash that may show up on our balance sheet, but the cash that they have is more or less pledged to a pension fund. So it is not something really that is liquid, although it will show up on the balance sheet as cash.

Dan Morris - Oppenheimer - Analyst

Okay, great. Thanks, guys.

Operator

Chris Longiaru, Sidoti.

Chris Longiaru - Sidoti - Analyst

Hey, guys. My question is really just about you moving, I guess, out from just a thick core in the metro layers. You had this plan, I think it was about 12 months you expected to move out into the edge. How does this move or change that; does this move that up? Does it speed it up in any way?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

We’ve got our own kind of internal development path based on, as I said, that PQX product line and how it is going to basically move towards the edge. This does two things, it cements an early design win scope for us. Whereas we would have had to show proven silicon technology to be able to go out and get access and scope to those sockets, we now have the ability to show our customers a complete working solution between six and nine months in advance based on FPGAs on our existing silicon.

So that does two things, it secures our right to play at the edge as these design sockets come available for various low-power, high-density edge boxes. So it significantly moves us forward from a “I have the technology to play” perspective at the edge.

Now, obviously, as we move our products forward and now we’ve got TPACK, we are going to do everything possible to deliver to our customers the best power density integration between TPACK’s advanced soft-based — software-based — solutions and an FPGA, and our mixed signal and hardware integration.

So going forward, that does two things. It obviously gives us security to play at those sockets in a very meaningful way and demonstrate things to customers, but most importantly gives us a leg up in terms of value-engineering a solution, wherein we can accommodate customer requirements which are so key for these edge boxes because we have to deal with all of the legacy customers’ equipment in that particular framework.

Chris Longiaru - Sidoti - Analyst

Gotcha. Okay, great. That’s all I have for now.

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

Yes, Chris, this is Bob. I’ll just also add that because of the flexibility of the TPACK solution, it is often possible with their technology to create new platforms in as little as six months, and to create derivatives also in existing platforms in as little as 30 days.

Chris Longiaru - Sidoti - Analyst

Gotcha, okay.

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

So it creates a lot of flexibility that’s of great appeal to many of our customers.

Chris Longiaru - Sidoti - Analyst

Gotcha. Okay, great. Thank you, guys.

Operator

Sanjay Devgan, Morgan Stanley.

Sanjay Devgan - Morgan Stanley - Analyst

Hey, guys, thanks so much for taking my question. Just a question on the cost effectiveness of software-based FPGA solutions vis-a-vis competition right now. Obviously, as the PMC-Sierra hi-fi solution which is a highly integrated solution; was wondering if you could just talk about the cost effectiveness of using an FPGA approach versus I guess beyond just that main competitor, but just other competition out there and how you kind of see the cost dynamics evolving?

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

So, this is Bob. I will jump in on this one and then Paramesh can add to it. But again, part of this is a focus. You know, the hi-fi chip that PMCS has is a great chip, but it does have kind of a one-size-fits-all, meaning they put an awful lot of feature content into that chip to try to appeal to everyone.

As a result, there are many places where the customer looks at that chip and only needs about half of what is on that chip. And that is a case where an FPGA, especially if it is at a lower geometry like 28 nanometers, could be very price or cost-effective in a head-to-head comparison. So we believe that we have some opportunities there.

I mean, will we win against hi-fi in every place? No. But at least for now, the way to look at it is we have something that can be compelling and will be to the market six to nine months sooner than we would have otherwise have been.

Sanjay Devgan - Morgan Stanley - Analyst

Thanks Bob. I guess beyond hi-fi, can you just talk about the competitive landscape within the edge space?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes, so, why don’t I take that? Sanjay, you probably are familiar that a significant amount of this business in terms of the OTN metro and edge build out is yet to come. And most of the current trials that are being run are being run with either our Yahara type chips and Pemaquid chips and PQX going forward, as well as significant amount of customer content relative to their software and their hardware in these boxes to do both MPLS type processing, to do packet and Ethernet converged processing, as well as to do OTN functionality that’s still being contemplated in the standards.

This is going to be a four to five-year effort as the SONET OTN transition completes. It is our view that if we have a solution like this, we will have the best full position point to make sure that combined with our — I think we are the only guys on the planet today integrating OTN functionality at 40 nanometer and 20 nanometer, bar none. Nobody else is doing it in terms of mixed signal and all the other solutions out there. Everything is either at 90 or 130 or 65 nanometer.

So the ability for us to value-engineer just not pieces but the entire line card with 240 gigs of I/O, along with extremely flexible FPGAs as well as software, puts us in a real, real important position not only from an early access and early value-engineering, but from a significant cost advantage. Because, as you can probably imagine with PQX, we have 240 gigs of I/O and 200 million gates on one device.

One Altera 28-nanometer Stratix type device gives you about one quarter of those gates extra with a bunch of SERDES that can interface with our basic standard SERDES.

So you can actually imagine that from a cost perspective, you can integrate — with PQX we are taking down 8 or 10 chips down to 1. And essentially, with one extra FPGA, you have the ability to have a card live through three to four years of evolution.

So that is significant — that is not only power-density optimized but significantly cost optimized also.

Sanjay Devgan - Morgan Stanley - Analyst

Great. Thank you.

Operator

Christian Schwab, Craig-Hallum.

Christian Schwab - Craig-Hallum - Analyst

Great, thank you for taking my question. Bob, I just wanted to make sure — I had to hop on the call a few minutes late. You guided fiscal year 12 to be $12 million in revenue and $0.02 accretive; is that correct?

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

Correct.

Christian Schwab - Craig-Hallum - Analyst

And then as revenues ramp here and as we go into fiscal year 12 can you — does this change or solidify gross margins at the 65%, plus or minus 50 basis points, for fiscal year 12 as well? And as revenues ramp over the next two to three years, is there potential gross margin shift up?

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

No, with TPACK it will have a positive impact to gross margins, all other things being considered, because it is 100% gross margin. I guess what I would say is you can factor in the revenue at the higher margin and I think that would add a few tenths of a point to the gross margin because of the size right now. I am okay with that. Whether or not I am going to reconfirm 65% for FY 12, we are not there yet.

Christian Schwab - Craig-Hallum - Analyst

Okay.

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

When we get a little closer, we will give you some help there. But that is probably a quarter or more away.

Christian Schwab - Craig-Hallum - Analyst

Sounds great. Congratulations on the acquisition. There’s no other questions.

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

Thanks.

Operator

(Operator Instructions) Sandy Harrison, Signal Hill.

Sandy Harrison - Signal Hill - Analyst

Thanks. As far as you guys are seeing on the design win front, I would say that in your due diligence you talked with customers who are using this. Do you have any sort of metrics on design wins or platform wins that these guys have accomplished so far that you can point to as far as successes?

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

Are you asking to name a few specific platforms? Is that the question, Sandy?

Sandy Harrison - Signal Hill - Analyst

It would be nice if they have got some platform wins that if you guys could highlight some of those if the customers would let you, or if you can at this point. And if you can’t, some sort of maybe kind of numbers you think they have from a design win perspective that would be rolling out over the next couple of years.

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

So I guess what I would say is because we obviously have some restrictions about not preannouncing this transaction, while we have done some due diligence with the customers, I don’t think we approach them with the concept of disclosing inside information about the platforms or what they are doing.

I will just tell you that TPACK has a group — a very good group — of customers that include people like Tellabs, Huawei, Alcatel-Lucent. So they are fairly well-known and very well-respected with the customers that we talk to. Getting into more detail after that, maybe in the next call I can do that, but for right now I don’t think we have asked customers for that kind of permission just yet.

Sandy Harrison - Signal Hill - Analyst

Gotcha. And then, Paramesh, you talked about the evolution of the OTN market and how it is still being defined, and that this gives you some additional flexibility in having an FPGA solution which you can change on the fly and so forth.

If you were to try to characterize what percentage of the solution has already been defined? I mean is it 70%, 80%, and therefore you are providing the delta in flexibility? And then are we going to see the same sort of definitions redefined as we move into the 100-gig market and the 40-gig market and beyond as far as that is concerned?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

So a really good question. From our perspective if you look at OTN, the fundamental transport functionality with respect to alarming, monitoring and serviceability is pretty much there. What is not there is the advanced, if you are going to put packets on a new optical network, you want to be able to do things like provisioning, hairpinning, rate-shaping, multiplexing.

Those functions are in the process of either being standardized or in the process of being implemented. And when you have a standard — there’s two pieces here; there is standardization, then there is implementation of that standardization and interoperability. So in the SONET world, something like this in the IP world took probably 8 to 10 years, right?

So since we are leveraging a lot of the Ethernet functions as well as we are leveraging a lot of the SONET alarming and monitoring functions, our anticipation is that while the core is pretty much, I will say, nailed down to a large extent in terms of big, big, big pipes, things like the edge and the metro where you are actually going to aggregate these pipes and rate-shape traffic in and out of big pipes specifically, 100 gig down to 10 gig or 40 gig, it is still — a lot of it is in transition.

So the way to — I think the way to look at this market is if you were to observe how many people actually have deployed OTN boxes end-to-end. You know, if you look at LTE base stations today, RFP [straight], they’re talking about ODU0 coming out of the base station, right? It is going to take three to four years before we see mobile traffic on in OTN native pipe.

So when you talk to a carrier who is — a carrier customer who is basically saying, well, “I’m going to lay out an entire end-to-end OTN network,” he wants flexibility. And part of that flexibility is to say, “I want flexibility at the level of provisioning down to ODU0 or at the level of provisioning up from an ODU0 to an ODU4.”

So there is all these different permutations and these different applications through rate shaping and applications to do service provisioning that are yet to be ported onto the large OTN network, which is where this type of technology is critical, right?

And eventually, I would say so from a percentage — from a raw percentage perspective — I would say that we are still over 55% to 65% in the interoperability and evolution stage. I would say over half is still not defined, right? Or it’s defined but not tasted or interoperable yet. So that presents a fairly large, large scope to play.

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

Yes, I think we want to make sure that we are not indicating that the OTN market isn’t defined enough that the world isn’t going to move towards it. But even in the SONET world, we have lots of degrees of customization or individual carriers having their own things that they have in their network that they thought gave them an advantage in that, and you will see that in the OTN market, at least in the first two or three years there.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Absolutely. I mean look at a simple thing like net neutrality and what it’s going to contribute relative to somebody wanting to provision a network. It’s a completely new paradigm. And when the legislature actually hits — this is a very concrete example. Think about what you are going to have to do on these boxes, right, all these packet boxes.

So it is not something that is kind of out there and will never happen. While the standards are set, it is a question of how do we get these things to practically work, right? So customers always want to have the flexibility to add one or two or three or four modes that are not fully yet interoperability tested and are fully fleshed out.

Sandy Harrison - Signal Hill - Analyst

Gotcha. And then as you — I think you’ve talked a little bit about this in your prepared remarks. But as you sort of look at the life cycle of the product, do you intend to — are these going to be ultimately stand-alone devices that you will integrate on some of your other products? Are these going to be new devices? I mean, how do you see this a little bit on the longer term from the transition from providing the flexibility to the implementation at a later date?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

So if you really think about it, it’s like pouring cement, right? So when cement is poured, it is basically — it’s not solid. So we look at the market as being a virtual cycle of pouring cement. So as the flexibility essentially — the short answer is both, right? So as we move into new and I will call it evolving pieces of the network, it will be the FPGA and software solution.

As layers of that solution become more and more commonplace across the network, we will integrate them into our standard products. But I would be remiss — a classic example to look at is packet processing, right? And even today in the late ‘90s, we had this huge, huge, huge, huge push towards flexibility. And believe it or not, ATM still survives today, much to a lot of our chagrin. Think in 10 years for us to go from a 50% ATM market to a 20% ATM market.

So what I am saying is that while this is a brand-new network standard, we will start to see both things occur. So our philosophy is: Lead at the edge with maximum flexibility and follow with the best energy density and the best cost. So we are trying to — we’ve got both ends of the train covered.

Sandy Harrison - Signal Hill - Analyst

Gotcha. And then I guess during your analyst day a couple months ago, you guys talked about your long-term strategy. And it looks as though this sort of pulled that in pretty dramatically, as far as addressing a number of different markets as to what you had laid out on your product roadmap so far. Is that a fair characterization?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes, gives us the right to play in those markets much, much, much earlier than we would have. So yes, effectively accelerates our entry would be my comment.

Sandy Harrison - Signal Hill - Analyst

Great. All right, sounds good. Thanks for answering my questions, guys.

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

Okay, thanks.

Operator

Ladies and gentlemen, we are showing no more questions in queue at this time. I would like to turn the call over to Bob Gargus for closing remarks.

Bob Gargus - Applied Micro Circuits Corporation - SVP & CFO

Well, we would like to thank all of you for joining us this morning. And obviously, if you guys have additional questions, the analysts and investors, you know how to reach me. With that, again, thank you and we will talk to you next, I guess, towards the end of October when we announce the September quarter.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Thanks, guys.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes our presentation. You may now disconnect. Have a good day.